Exhibit 1

Cox Enterprises, Inc.

6205-A Peachtree Dunwoody Road

Atlanta, GA 30328

September 28, 2026

Via E-Mail

Charter Communications, Inc.

400 Washington Blvd.

Stamford, Connecticut 06902

Attention: Executive Vice President, General Counsel and Corporate Secretary

Email: Jamal.Haughton@charter.com; corporatelegal@charter.com

Re:	Suspension Notice

To Whom It May Concern:

Reference is made to that certain Repurchase Letter, dated as of August 19, 2026 (as may be amended, modified or supplemented from time to time, the “Repurchase Letter”), by and among Cox Enterprises, Inc., a Delaware corporation (“Cox”), Charter Communications, Inc., a Delaware corporation (“Charter”), and Charter Communications Holdings, LLC, a Delaware limited liability company (“Charter Holdings”). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Repurchase Letter.

Cox hereby delivers a Suspension Notice, pursuant to, and for purposes of, the Repurchase Letter and, accordingly, Cox hereby elects not to participate in repurchases of Class A Common Stock or Common Units until such Suspension Notice is revoked by written notice from Cox to Charter pursuant to the Repurchase Letter.

Sincerely,

Cox Enterprises, Inc.

By:	/s/ Gregory E. Spick
Name:	Gregory E. Spick
Title:	Assistant Treasurer